Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     AMENDMENT NO. 1, dated as of August 18, 2009 (“Amendment No. 1”), to the Rights Agreement, dated as of February 24, 2009, between CENTEX CORPORATION, a Nevada corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
R E C I T A L S
     WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the time any Person becomes an Acquiring Person, and subject to certain exceptions set forth therein, the Company may supplement or amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable without the approval of any holder of the Rights;
     WHEREAS, the Board of Directors of the Company has adopted that certain Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), dated as of April 7, 2009, by and among the Company, Pulte Homes, Inc., a Michigan corporation (“Pulte”), and Pi Nevada Building Company, a Nevada corporation and a wholly owned Subsidiary of Pulte, and approved the consummation of the transactions contemplated thereby;
     WHEREAS, the Board of Directors of the Company has determined that it is necessary and advisable and in the best interest of the Company and its stockholders, and the Company therefore desires, to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement so that the Rights expire no later than the date on which the Merger (as defined in the Merger Agreement) is consummated;
     WHEREAS, no Person has become an Acquiring Person as of the date hereof; and
     WHEREAS, all acts and things necessary to make this Amendment No. 1 a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment No. 1 by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

     1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definition:
“(pa) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 7, 2009, by and among the Company, Pulte Homes, Inc. and Pi Nevada Building Company.”
     2. Amendment of definition of “Final Expiration Date”. Clause (o) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(o) “Final Expiration Date” shall be (i) the earlier of (x) February 24, 2019 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement).”
     3. Amendment to Add Section 36. The Rights Agreement is amended to add a new Section 36, which shall read in its entirety as follows:
“Section 36. Notice of the Effective Time. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”
     4. Exhibits. The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment No. 1, mutatis mutandis.
     5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     6. Effectiveness. This Amendment No. 1 shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     7. Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall materially adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

Attest:		CENTEX CORPORATION

By:	/s/ James R. Peacock III Name: James R. Peacock III	By:	/s/ Brian J. Woram Name: Brian J. Woram
	Title: Vice President & Secretary		Title: Senior Vice President

Attest:		MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Patricia T. Knight Name: Patricia T. Knight	By:	/s/ David M. Cary Name: David M. Cary
	Title: Vice President		Title: Vice President